SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 Third Avenue
                         New York, New York 10022-3897

                                        April 15, 1997

          VIA EDGAR TRANSMISSION:
          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington DC  20549
          Attention: Filing Desk

                         Re:  NTL Incorporated

          Ladies and Gentleman:

                    Transmitted herewith for filing, pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, is a Prospectus Supplement dated April 15, 1997 of NTL Incorporated, a Delaware corporation (formerly International CableTel Incorporated) (the "Company"), relating to the Prospectus for the Company's 7% Convertible Subordinated Notes Due 2008.

                    Please contact the undersigned at (212) 735-
          4122 should you require additional information or have any questions. Thank you.

                                        Very truly yours,

                                        /s/ Attila I. Bodi

                                        Attila I. Bodi


          PROSPECTUS SUPPLEMENT                   Filed pursuant to
          (To Prospectus dated                    Rule 424(b)(3)
          September 20, 1996)                     Registration No. 333-07879

          $275,000,000

          NTL Incorporated
          7% Convertible Subordinated Notes Due 2008

               This Prospectus Supplement supplements and amends the Prospectus dated September 20, 1996 (the "Prospectus") relating to the 7% Convertible Subordinated Notes Due 2008 (the "Convertible Notes") of NTL Incorporated (formerly International CableTel Incorporated) (the "Company") and the shares of the Company's common stock, par value $.01 per share ("Common Stock"), issuable upon conversion of the Convertible Notes.

               The table on pages 68 and 69 of the Prospectus sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended). This Prospectus Supplement amends that table by (i) replacing items 1, 13, 22, 31, 44 and 61 of that table with the corresponding items set forth below and (ii) adding items 62 through 70 set forth below to that table.

               Selling Holder                      Principal Amount
                                               of Convertible Notes

          "1.  Donaldson Lufkin & Jenrette Securities .  $2,930,000

          13.  Gem Capital Management, Inc. for
               Pitney Bowes Retirement Fund . . . . . .  $4,750,000

          22.  Gem Capital Management, Inc. for
               Xerox Profit Sharing Trust . . . . . . .  $2,400,000

          31.  Gem Capital Management, Inc. for Golden
               Rule Insurance Company   . . . . . . . .  $1,000,000

          44.  Gem Capital Management, Inc. for Colgate
               Palmolive Retirement Trust  . . . . . .     $575,000

          61.  KA Trading L.P.  . . . . . . . . . . . .  $1,845,000

          62.  Gem Capital Management, Inc. for the
               Mount Sinai School of Medicine  . .  . . .  $600,000

          63.  KA Management Limited  . . . . . . . . . .  $655,500

          64.  Fidelity Fixed-Income Trust: Spartan
               High Income Fund  . . . . . . . . . . . . $2,890,000

          65.  Fidelity Management Trust Company for
               accounts it manages . . . . . . . . . . .   $180,000

          66.  Offshore Strategies Ltd. . . . . . . . . .  $500,000

          67.  Salomon Brothers . . . . . . . . . . . . $11,350,000

          68.  Laterman Stategies: 90s LLC  . . . . . . .  $300,000

          69.  Laterman & Co. LP  . . . . . . . . . . . .  $200,000

          70.  Any other holder of Convertible Notes or
               future transferee from such holder . . . .$8,488,400

               Total  . . . . . . . . . . . . . . . . $275,000,000"

          The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by
          Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

          Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 10 of the Prospectus.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is April 15, 1997.